                                                                  Exhibit 10.13

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made and entered into this 8th day of October, 1997, but is effective for certain compensation purposes as of the date specified below in Section 2, by and between LAMALIE ASSOCIATES, INC., a Florida corporation (the "Company"), and ROBERT L. PEARSON, residing at 3208 Beverly Drive, Dallas, Texas 75205 (the "Executive").

                              W I T N E S S E T H:

1.       EMPLOYMENT

         The Company hereby employs the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.


2.       TERM

         Subject to the provisions for termination as hereinafter provided, the term of employment under this Agreement shall be effective as of the date first above written (except with respect to the cash compensation provisions of Section 3(a) and Section 3(b), which shall be given retroactive effect as of March 1, 1997 as noted below) and shall continue through the last day of February, 2000, provided, however, that beginning on the last day of February, 1998 and on the last day of February each year thereafter (each such last day in February being referred to as a "Renewal Date"), the term of this Agreement shall automatically be extended for an additional one year so that on each Renewal Date the then remaining unexpired term of this Agreement shall be three years, unless either party gives the other written notice of non-renewal at least ninety (90) days prior to any such Renewal Date.


3.       COMPENSATION

         (a) Base Salary. The Company shall pay to the Executive as basic compensation for all services rendered by the Executive during the term of this Agreement a basic annualized salary of $525,000 per year, or such other sum in excess of that amount as the parties may agree on from time to time (as in effect from time to time, the "Base Salary"), payable monthly or in other more frequent installments, as determined by the Company. In addition, the Board of Directors of the Company (the "Board"), in its discretion, may award a bonus or bonuses to the Executive in addition to the bonuses provided for in Section 3(b), provided, however, such discretionary bonus shall not be included in the definition of "Base Salary."

         (b) Bonuses. (i) In addition to the Base Salary to be paid pursuant to Section 3(a) of this Agreement, during the term of this Agreement or any renewal or extension, the Company shall pay to the Executive as incentive compensation annual bonuses in accordance with the incentive bonus plan(s) adopted from time to time by the Board or the Compensation Committee of the Board (the "Committee"), as the case may be. Such plan for the Company's 1998 fiscal year ending February 28, 1998, among other things, shall establish a "Target Bonus" equal to 80% of the Executive's Base Salary and a "Maximum Bonus" equal to 160% of the Executive's Base Salary.

For the Company's 1998 fiscal year, without regard to whether the Executive satisfies the requirement of the bonus plan established for him, the Company shall pay to the Executive as incentive compensation a cash bonus in an amount equal to not less than the Target Bonus (the "1998 Minimum Bonus"). Certain information regarding the bonuses to be paid under this Agreement is set forth on Exhibit A.

                 (ii) The 1998 Minimum Bonus shall be deemed to be earned proportionately throughout the year, and the Company shall pay to the Executive monthly, in accordance with its customary practice for the payment of bonuses to search consultants, a proportionate share of the 1998 Minimum Bonus for such year. For all years after the Company's fiscal year ending February 28, 1998, any annual bonus shall be due and payable as soon as practicable after there has been a determination by the Committee of the amount of such bonus after the close of the fiscal year, but in any event, such determination shall be made no later than 60 days after the close of the fiscal year to which it relates and shall after such determination be deemed to have been earned as of the last day of the Company's fiscal year to which the bonus relates. Except as otherwise provided herein, each annual bonus shall be paid no later than 60 days after the close of the fiscal year to which it relates.

                 (iii) Promptly following the execution of this Agreement, the Company shall pay to the Executive in cash the amount if any by which the amount of Base Salary and proportionate share of the Minimum Bonus called for to be paid under Section 3(a) and Section 3(b)(i) of this Agreement during the period commencing March 1, 1997 and ending on the date on which this Agreement is executed (the "Gap Period") exceeds the amount of salary and bonus actually paid to the Executive during the Gap Period.

         (c) Stock Option Award. The Company has adopted certain equity-based incentive compensation plans, including an omnibus plan (the "Omnibus Plan"), providing for annual or other periodic awards to key employees of, among other things, options to purchase the Company's common stock. The Executive has previously been granted under the Omnibus Plan options to purchase 15,000 shares of the Company's common stock at an initial exercise price of $12.00 per share. This will confirm that the Committee on July 29, 1997 granted the Executive under the Omnibus Plan options to purchase an additional 82,000 shares of the Company's common stock at an initial exercise price of $19 1/8, on the terms and conditions described in Exhibit B to this Agreement (the "Options").

         (d) Reimbursement. The Company shall reimburse the Executive, in accordance with the Company's policies and practices for senior management, for all reasonable expenses incurred by the Executive in the performance of the Executive's duties under this Agreement, provided, however, that the Executive must furnish to the Company an itemized account, reasonably satisfactory to the Company, in substantiation of such expenditures.

         (e) Other Benefits. The Executive shall be entitled to such fringe benefits including, but not limited to, medical and other insurance benefits as may be provided from time to time by the Company to other members of senior management of the Company.




                                      2.

         (f) Other Incentive and Benefit Plans. The Executive shall be eligible to participate, in accordance with the terms of such plans as they may be adopted, amended and administered from time to time, in incentive, bonus, benefit or similar plans, including without limitation, any stock option, bonus or other equity ownership plan, any short, mid or long term incentive plan and any other bonus, pension or profit sharing plans established by the Company from time to time for its senior management.

         (g) Deferral of Certain Compensation Payments. (i) Notwithstanding any other provisions of this Agreement to the contrary, any portion of the cash compensation otherwise payable to the Executive under this Agreement shall not be paid currently in cash to the Executive hereunder if pursuant to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar or successor provision ("Section 162(m)"), the Company would not be entitled to a current deduction for federal income tax purposes in respect of the payment of such portion of the cash compensation (any such compensation being referred to as "Section 162(m) Non-Deductible Compensation"). The payment of any such Section 162(m) Non-Deductible Compensation shall be deferred and, in place of the current cash payment thereof, the Company shall issue to the Executive no later than 90 days after the close of the fiscal year to which such compensation relates phantom stock units ("Phantom Stock Units") with an aggregate value equal to the Section 162(m) Non-Deductible Compensation for such fiscal year (the "Deferred Compensation"). Certain information about the Phantom Stock Units is set forth on Exhibit B to this Agreement. The number of Phantom Stock Units shall be equal to closest whole number that is the result of dividing the Deferred Compensation by the closing price for the Company's stock on the last trading day of such fiscal year, which shall be deemed the date of the grant for such award (a "Phantom Award"). Each Phantom Award shall be recorded on the books of the Company and shall be evidenced by a written agreement between the Executive and the Company including, among other things, the terms and conditions specified on Exhibit B to this Agreement. Under each Phantom Award, among other things, the Executive's right to receive cash in payment of the value of such award shall arise automatically no later than 30 days after the first time when the deduction for federal income taxes by the Company in respect of the Section 162(m) Non-Deductible Compensation to which of the Phantom Award relates would no longer be prohibited by Section 162(m).

                 (ii)  The parties acknowledge that deduction limitation of
Section 162(m), as currently in effect, applies only to certain compensation in excess of $1,000,000. If at any time in the future, the deduction limitation of Section 162(m) is reduced below the current $1,000,000 level, the provisions of Section 3(g)(i) shall apply only to that portion of the Executive's compensation which exceeds $1,000,000 regardless of whether the application of this Section 3(g)(ii) results in payment to the Executive of compensation with respect to which the Company is not entitled to a current deduction for federal income tax purposes.


4.       DUTIES

         (a) General. The Executive is engaged as the Chief Executive Officer and President of the Company and initially shall be elected as a director of the Company. During the term of this Agreement, the Company shall use its good-faith efforts to cause the Board to include the Executive among its nominees for the Board. In addition, at the request of the Board, the Executive shall serve





                                       3.

in the same positions in any wholly owned subsidiary, joint venture or affiliate of the Company, without any additional compensation. The Executive shall report directly to the Board. The Executive's duties and responsibilities shall be commensurate with those customarily associated with the chief executive of a corporation comparable to the Company.

         (b) Dallas Residence. The parties acknowledge that the Executive resides in Dallas, Texas and that the Company currently maintains an office located in Dallas in which the Executive's office is situated. The parties recognize that the effective implementation of the Company's business plan and, accordingly, the discharge of the Executive's job responsibilities have in the past and will continue in the future to involve significant amounts of travel away from Dallas. However, the Executive shall not be obligated to move his residence from Dallas, Texas.


5.       EXTENT OF SERVICES; VACATIONS AND DAYS OFF

         (a) Extent of Services. During the term of the Executive's employment under this Agreement, except during customary vacation periods and periods of illness, the Executive shall devote full-time energy and attention during regular business hours to the benefit and business of the Company as may be reasonably necessary in performing the Executive's duties pursuant to this Agreement. Notwithstanding the foregoing, the Executive may (i) serve on corporate, trade association, civic, religious or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities do not interfere with the performance of the Executive's duties and responsibilities and do not create a conflict of interest.

         (b) Vacations. The Executive shall be entitled to vacations with pay and to such personal and sick leave with pay in accordance with the policy of the Company as may be established from time to time by the Company and applied to other members of senior management of the Company.


6.       FACILITIES

         The Company shall provide the Executive with a fully furnished office in Dallas, Texas. The facilities of the Company shall be generally available to the Executive in the performance of the Executive's duties pursuant to this Agreement, it being understood and contemplated by the parties that all equipment, supplies and office personnel required in the performance of the Executive's duties under this Agreement shall be provided by and at the sole expense of the Company in Dallas, Texas, which shall be the location of the Executive's principal office.


7.       ILLNESS OR INCAPACITY, TERMINATION ON DEATH, ETC.

         (a) Death. If the Executive dies during the term of the Executive's employment, the Company shall pay to the estate of the Executive within 30 days after the date of death such Base Salary and any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not yet paid, as would otherwise have been payable





                                       4.

to the Executive up to the end of the month in which the Executive's death occurs. After receiving the payments provided in this Section 7(a), the Executive and the Executive's estate shall have no further rights under this Agreement (other than those rights already accrued).

         (b) Disability. (i) During any period of disability, illness or incapacity during the term of this Agreement which renders the Executive at least temporarily unable to perform the services required under this Agreement, the Executive shall receive the Base Salary payable under Section 3(a) of this Agreement plus any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not yet paid, less any cash benefits received by him under any disability insurance carried by, provided by or paid for by the Company. Upon the Executive's "Permanent Disability" (as defined below), which Permanent Disability continues during the payment periods specified herein, the Company shall pay to the Executive for the period of time specified below an amount (the "Disability Payment") equal to the (i) sum of (A) the Base Salary paid in the same monthly or other period installments as in effect at the time of the Executive's Permanent Disability plus (B) an amount equal to the Target Bonus payable to the Executive under Section 3(b) of this Agreement or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive's Permanent Disability occurred, which amount, in any event, shall be paid in pro rata equal monthly installments over the period of time specified below (ii) reduced by the amount of any monthly payments under any policy of disability income insurance paid for by the Company which payments are received during the time when any Disability Payment is being made to the Executive following the Executive's Permanent Disability. For so long as the Executive's Permanent Disability continues, the Disability Payment shall be paid by the Company to the Executive in equivalent installments at the same time or times as would have been the case for payment of Base Salary over the unexpired term of this Agreement if the Executive had not become permanently disabled and had remained employed by the Company hereunder, but in no case shall such period exceed 24 months. The Executive may be entitled to receive payments under any disability income insurance which may be carried by, provided by or paid for by the Company from time to time. Upon "Permanent Disability" (as that term is defined in Section 7(b)(ii) below) of the Executive, except as provided in this
Section 7(b), all rights of the Executive under this Agreement shall terminate (other than rights already accrued).

                 (ii) The term "Permanent Disability" as used in this Agreement shall mean, in the event a disability insurance policy is provided or paid for by the Company covering the Executive at such time and is in full force and effect, the definition of permanent disability set forth in such policy. If no such disability policy is so maintained at such time and is then in full force and effect, the term "Permanent Disability" shall mean the inability of the Executive, as reasonably determined by the Board by reason of physical or mental disability to perform the duties required of him under this Agreement for a period of one hundred and eighty (180) days in any one-year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than three months from the ending of the previous period of disability. Upon such determination, the Board may terminate the Executive's employment under this Agreement upon ten (10) days' prior written notice. If any determination of the Board with respect to permanent disability is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians. The Executive and Company shall each appoint one member, and the third member of





                                       5.

the panel shall be appointed by the other two members. The Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any such examination shall constitute a breach of a material part of this Agreement.


8.       OTHER TERMINATIONS

         (a) By the Executive. (i) The Executive may terminate the Executive's employment hereunder upon giving at least ninety (90) days' prior written notice. In addition, the Executive shall have the right to terminate the Executive's employment hereunder on the conditions and at the times provided for in Section 8(d) of this Agreement.

                 (ii) If the Executive gives notice pursuant to the first sentence of Section 8(a)(i) above, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive should no longer report to work, or any combination of the foregoing (an "Early Termination"). In any such event, the Executive shall be entitled to receive only the Base Salary not yet paid, as would otherwise have been payable to the Executive up to date on which the Company provides for Early Termination or, if there is no Early Termination, the expiration of the 90 day notice period. If the Executive gives notice pursuant to the first sentence of Section 8(a)(i), upon receiving the payments provided for under this Section 8(a), all rights of the Executive to receive compensation or other payments or benefits under this Agreement (other than rights already accrued) shall terminate.

         (b) Termination for "Good Cause". (i) Except as otherwise provided in this Agreement, the Company may terminate the employment of the Executive hereunder only for "Good Cause," which shall mean (a) the willful, substantial, continued and unjustified refusal or failure of the Executive substantially to perform his duties with the Company to the extent of his ability to do so (other than any failure due to physical or mental incapacity) or (b) willful misconduct materially and demonstrably injurious to the Company, financially or otherwise, in each case, as determined in the reasonable discretion of the Board, but with respect to each of the foregoing bases for termination specified in the preceding clause, only if (1) the Executive has been provided with written notice from the Board of any assertion that there is a basis for termination for Good Cause which notice shall specify in reasonable detail specific facts regarding any such assertion and the Executive has been given a reasonable period of time within which to remedy or cure the problem or complaint (which period of time shall in no event exceed 60 days after the receipt of such notice), (2) an additional written notice is provided to the Executive 10 days before the Board meets to consider making a determination that this Agreement will be terminated for Good Cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice concerning the upcoming meeting of the Board, an opportunity is provided to the Executive and his counsel to be heard by the Board with respect to the matters described in the written notice, before it acts with respect to such matter,
(4) any resolution or other action by the Board with respect to any deliberation regarding or decision to terminate the Executive for Good Cause is duly adopted by a vote of a majority of the entire Board at a meeting of the Board duly called and held and (5) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such





                                       6.

termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

                 (ii) If the employment of the Executive is terminated for Good Cause under Section 8(b)(i) of this Agreement, the Company shall pay to the Executive any Base Salary earned prior to the effective date of termination specified by the Board but not yet paid and any cash bonus compensation earned pursuant to the provisions of this Agreement or any incentive compensation plan then in effect but not paid to the Executive prior to the effective date of such termination. Under such circumstances, such payments shall be in full and complete discharge of any and all liabilities or obligations of the Company to the Executive hereunder, and the Executive shall be entitled to no further benefits under this Agreement (other than rights already accrued).

                 (iii) Termination by the Company of the employment of the Executive other than as expressly specified above in Section 8(b)(i) for Good Cause shall be deemed to be a termination of employment by the Company "Without Good Cause."

         (c) Termination Without Good Cause. (i) Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment Without Good Cause pursuant to the provisions of this
Section 8(c). If the Company shall terminate the employment of the Executive Without Good Cause effective on a date earlier than the termination date provided for in Section 2 (with the effective date of termination as so identified by the Company being referred to herein as the "Accelerated Termination Date"), the Executive, until the end of the term of this Agreement then in effect as provided for in Section 2, but in no case shall such period exceed 36 months, or until the date which is 24 months after the Accelerated Termination Date, whichever is greater, shall continue to receive (1) the Base Salary, paid in the same monthly or other periodic installments as in effect prior to the Accelerated Termination Date plus (2) an equal monthly pro rata portion of an amount of cash equal to (x) the Target Bonus payable to the Executive under Section 3(b) of this Agreement (subject to an upward adjustment as provided in Section 8(c)(ii) of this Agreement, the "Termination Target Bonus") or (y) the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive's termination Without Good Cause occurs, multiplied times the number of years (or fractions thereof) remaining in the then unexpired term of this Agreement or multiplied times two, whichever is greater, and (3) any other cash or other bonus compensation earned prior to the date of such termination pursuant to the terms of all incentive compensation plans then in effect other than any such plan relating to annual incentive cash bonuses as described on Exhibit A or any similar bonus or incentive plans or programs then in effect; provided that, the Company shall have the right (but not the obligation) to relieve the Executive, in whole or in part, of the Executive's duties under this Agreement, or direct the Executive to no longer perform such duties, or direct that the Executive no longer be required to report to work, or any combination of the foregoing.

                 (ii) The Termination Target Bonus shall be increased to an amount in excess of the Target Bonus for the year in which the Executive's employment is terminated if such Target Bonus is less than the amount of the bonus that otherwise would have been payable to the Executive in respect of the Company's full fiscal year if the Executive had remained employed by the Company





                                       7.

for the entire fiscal year. Any such increase shall be determined by the Committee in its reasonable discretion no later than 90 days after the close of the fiscal year during which the Executive's employment terminates. If the Termination Target Bonus increases as a result of application of the first sentence of this Section 8(c)(ii), the amount of such increase shall be paid pro rata over the remaining period of time during which payments are to be made to the Executive under Section 8(c).

                 (iii) The parties agree that, because there can be no exact measure of the damage that would occur to the Executive as a result of a termination by the Company of the Executive's employment Without Good Cause, the payments and benefits paid and provided pursuant to this Section 8(c), in addition to being consideration for the release required to be delivered pursuant to Section 8(g) of this Agreement, also shall be deemed to constitute full consideration for any such damages and shall be considered as liquidated damages and not a penalty for the Company's termination of the Executive's employment Without Good Cause.

         (d) Termination Following Change of Control. (i) For purposes of this Agreement, a "Change in Control" shall mean the first to occur of:

                 (1) a change in control of the Company of a nature that is required, pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), to be reported in response to Item 1(a) of a Current Report on Form 8-K or
                       Item 6(e) of Schedule 14A under the 1934 Act (in each case under this Agreement, references to provisions of the 1934 Act and the rules and regulations promulgated thereunder being understood to refer to such law, rules and regulations as the same are in effect on April 1,
                       1997); or

                 (2) the acquisition of "beneficial ownership" (as defined in Rule 13d-3 under the 1934 Act) of the Company's securities comprising 35% or more of the combined voting power of the Company's outstanding securities by any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act and the rules and regulations promulgated thereunder, but not including the Company or any trustee or fiduciary acting in that capacity for an employee benefit plan sponsored by the Company) and such person's "affiliates" and "associates" (as those terms are defined under the 1934 Act), but excluding any ownership by the Executive and his affiliates and associates; or

                 (3) the failure of the "Incumbent Directors" (as defined below) to constitute at least a majority of all directors of the Company (for these purposes, "Incumbent Directors" means individuals who were the directors of the Company on June 1, 1997, and, after his or her election, any individual becoming a director subsequent to June 1, 1997, whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Directors, except that no individual shall be considered an Incumbent Director who is not recommended by management and whose initial assumption of office as a director is in connection with an actual or threatened "election contest" relating to the "election of directors" of the





                                       8.

                       Company, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act); or

                 (4) the closing of a sale of all or substantially all of the assets of the Company;

                 (5) the Company's adoption of a plan of dissolution or liquidation; or

                 (6) the closing of a merger or consolidation involving the Company in which the Company is not the surviving corporation or if, immediately following such merger or consolidation, less than sixty-six and two-thirds (66 2/3%) of the surviving corporation's outstanding voting stock is held or is anticipated to be held by persons who are stockholders of the Company immediately prior to such merger or consolidation.

                 (ii) Six months after the occurrence of a Change of Control, the Executive shall have the right, exercisable for a period of 60 days thereafter by delivering a written statement to that effect to the Company, to immediately terminate this Agreement and, upon such delivery, the Executive shall have the right to receive and the Company shall be obligated to pay to the Executive in cash a lump sum payment in an amount equal to the sum of (1) three times the annual Base Salary then in effect, (2) three times the Target Bonus payable to the Executive under Section 3(b) of this Agreement or the minimum amount of any similar bonus or incentive plans or programs then in effect if greater than the Target Bonus in respect of the fiscal year during which the Executive exercises his rights to terminate his employment under this
Section 8(d)(ii) and (3) the additional payments necessary to discharge certain tax liabilities (the "Gross Up") as that term is defined in Section 13 of this Agreement (the sum of the foregoing amounts other than the Gross Up being referred to as the "Change of Control Termination Payment"). If the Executive fails to exercise his rights under this Section 8(d)(ii) within the 60 day period specified in the first sentence of this Section 8(d)(ii), such rights shall expire and be of no further force or effect.

         (e) Intentions Regarding Certain Stock and Benefit Plans. Except as otherwise provided herein, upon any termination of the Executive's employment other than a voluntary termination by the Executive or by the Board For Cause, it is the intention of the parties that any and all vesting or performance requirements or conditions affecting any outstanding restricted stock, performance stock, stock option, stock appreciation right, phantom stock, bonus, award, right, grant or any other incentive compensation right under the Omnibus Plan or any other incentive plan similar to the Omnibus Plan or under this Agreement shall be deemed to be fully satisfied or to have fully accrued and any risk of forfeiture with respect thereto shall be deemed to have lapsed.

         (f) Certain Rights Mutually Exclusive. The provisions of Section 8(c) and Section 8(d) are mutually exclusive, provided, however, that if within one year following commencement of a payout under Section 8(c) or Section 8(d), there shall be a Change in Control as defined in Section 8(d)(i), then the Executive shall be entitled to the amount payable to the Executive under
Section 8(d)(ii) reduced by the amount that the Executive has received under
Section 8(c) up to the date of the Change in Control. The triggering of the lump sum payment requirement of Section 8(d) shall cause the provisions of
Section 8(c) to become inoperative.





                                       9.

         (g)  Release.  Payment of any compensation to the Executive under this
Section 8 following termination of employment shall be conditioned upon the prior receipt by the Company of a release executed by the Executive in substantially the form attached to this Agreement as Exhibit C.

         (h) Effect on Certain Covenants. Notwithstanding any termination of the Executive's employment, the Executive's covenants set forth in Section 10 and Section 11 are intended to and shall remain in full force and effect.


9.       DISCLOSURE

         The Executive agrees that during the term of the Executive's employment by the Company, the Executive will disclose and disclose only to the Company all ideas, methods, plans, developments or improvements known by him which relate directly or indirectly to the business of the Company, whether acquired by the Executive before or during the Executive's employment by the Company. Nothing in this Section 9 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure as a trade secret of a third party or by any other lawful prohibition against such communication. The covenants of this Section 9 shall not be violated by ordinary and customary communications with reporters, bankers and securities analysts and other members of the investment community.


10.      CONFIDENTIALITY

         The Executive agrees to keep in strict secrecy and confidence any and all information the Executive assimilates or to which the Executive has access during the Executive's employment by the Company and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Company, including but not limited to information regarding the Company's focus account strategy both generally and as it may be directed at particular existing and prospective clients, the Company's past, current and future strategic plans and underlying data and confidential and proprietary information regarding search candidates and companies, including but not limited to that available on the Company's CMS system (collectively, the "Confidential Information"). The Executive agrees that both during and after the term of the Executive's employment by the Company, the Executive will not, without the prior written consent of the Company, disclose any Confidential Information to any third person, partnership, joint venture, company, corporation or other organization. The foregoing covenants shall not be breached to the extent that any such confidential information becomes a matter of general knowledge other than through a breach by a person with an obligation to the Company to maintain such confidentiality, including but not limited to the Executive's obligations to the Company under this Section 10.


11.      NONCOMPETITION; NONSOLICITATION

         (a) General. The Executive hereby acknowledges that, during and solely as a result of the Executive's employment by the Company, the Executive has received and shall continue to receive: (1) special training and education with respect to the operations of the Company's business and other





                                      10.

related matters, and (2) access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive's employment, as outlined in the previous sentence, the Executive hereby agrees to the restrictive covenants in this Section 11.

         (b) Noncompetition. (i) During the term of the Executive's employment, whether pursuant to this Agreement, any automatic or other renewal hereof or otherwise, and, except as may be otherwise herein provided, during the "Noncompetition Period" (as that term is defined in Section 11(b)(ii) of this Agreement, , regardless of the reason for such termination, the Executive shall not, directly or indirectly, enter into, engage in, be employed by or consult with any business which competes with the Company's retained executive search consulting business. The Executive shall not engage in such prohibited activities, either as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, or representative or salesman for any person, firm, partnership, corporation or other entity so competing with the Company. The restrictions of this Section 11 shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted on the Nasdaq Stock Market, or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive's ability to render the Executive's required attention to the business of the Company.

                 (ii) The Noncompetition Period shall be (1) any period of time when the Company is obligated to make periodic payments under Section 8 to the Executive following termination of the Executive's employment or (2) if the Company is obligated to make payments of Base Salary or other compensation in a lump sum, for the number of years or fractions thereof equal to the number of years or fractions thereof of Base Salary or other compensation being paid in a lump sum.

         (c) Nonsolicitation. During the Executive's employment with the Company and, except as may be otherwise herein provided, for a period of two
(2) years following the termination of the Executive's employment with the Company, regardless of the reason for such termination, the Executive agrees the Executive will refrain from and will not, directly or indirectly, as an individual, partner, officer, director, stockholder, employee, advisor, independent contractor, joint venturer, consultant, agent, representative, salesman or otherwise solicit any of the employees of the Company to terminate their employment.

         (d) Term Extended or Suspended. The period of time during which the Executive is prohibited from engaging in certain business practices pursuant to Sections 11(b) or (c) shall be extended by any length of time during which the Executive is in breach of such covenants.

         (e) Essential Element. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 11(a) through (c) are essential elements of this Agreement, and that, but for the agreement of the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed as agreements independent of any other provision in this Agreement. The existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.





                                      11.

         (f) Severability. It is agreed by the Company and Executive that if any portion of the covenants set forth in this Section 11 are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. The Company and Executive agree that, if any court of competent jurisdiction determines the specified time period or the specified geographical area applicable to this Section 11 to be invalid, unreasonable, arbitrary or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Executive. The Company and the Executive agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company.


12.      SPECIFIC PERFORMANCE

         The Executive agrees that damages at law will be an insufficient remedy to the Company if the Executive violates the terms of Sections 9, 10 or 11 of this Agreement and that the Company would suffer irreparable damage as a result of such violation. Accordingly, it is agreed that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company.


13.      PAYMENT OF EXCISE TAXES

         (a) Payment of Excise Taxes. If the Executive is to receive any (1) Change of Control Payment under Section 8(d) of this Agreement, (2) any benefit or payment under Section 7 as a result of or following the death or Permanent Disability of the Executive, or (3) any benefit or payment under Section 8(c) as a result of or following any termination of employment hereunder Without Good Cause (such sections being referred to as the "Covered Sections" and the benefits and payments to be received thereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payment(s) under any of the Covered Sections or by the Company under another plan or agreement (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code (the "Excise Tax"), the Company shall pay the Executive an additional cash amount (the "Gross Up") such that the net amount retained by the Executive after deduction of any Excise Tax on the Payments (and other the federal income tax and Excise Tax on any amounts paid as Gross Up under this Section 13) shall be equal to the Payments.

         (b) Certain Adjustment Payments. For purposes of determining the Gross Up, the Executive shall be deemed to pay the federal income tax at the highest marginal rate of taxation (currently 39.6%) in the calendar year in which the payment to which the Gross Up applies is to be made. The determination of whether such Excise Tax is payable and the amount thereof shall be made upon the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive. The Gross Up, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. If such opinion is not finally accepted





                                      12.

by the Internal Revenue Service upon audit or otherwise, then appropriate adjustments shall be computed (without interest but with additional Gross Up, if applicable) by such tax counsel based upon the final amount of the Excise Tax so determined; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by the Company in cash in a lump sum within thirty (30) days of such computation, or if less than the Gross Up any amount due the Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation.


14.      ARBITRATION

         (a) General. The parties agree that all actions, claims, controversies or disputes of any kind (e.g. whether in contract or in tort, statutory or common law) between them relating, directly or indirectly, to this Agreement, whether now existing or thereafter arising ("Disputes"), are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the recission or termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (i) the terms of this Agreement, (ii) the Commercial Arbitration Rules of the American Arbitration Association , (iii) the Federal Arbitration Act and (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Florida. The arbitrator(s) used will be selected from impartial arbitrators designated by the American Arbitration Association who are familiar with the nature of the subject matter of the Dispute. Any hearing regarding arbitration will be held in Atlanta, Georgia or at another location mutually acceptable to the Company and the Executive. The arbitrator(s) will use their best efforts to conduct the arbitration hearing no later than three months from the service of the statement of claim and demand for arbitration and will use best efforts to render a decision within four months from the service of the statement of claim and demand.

         (b) Effect of Arbitration. An arbitration proceeding commenced pursuant to this Section 14 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any Dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the Dispute is within the scope of this Section 14, bear all costs and expenses incurred by the opposing party in compelling arbitration.

         (c) Enforcement. Any judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. For these purposes, the award and judgement entered by the federal or state district court shall be considered to be the same as the award and judgement of the arbitrator(s). To the extent permitted by applicable law, the arbitrator(s) will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party.

         (d) Selection of Arbitrators. The arbitrator(s) will be chosen by mutual agreement of the Company and the Executive. If they cannot agree within 30 days upon a single arbitrator, each will, within 15 days thereafter, appoint an arbitrator and such arbitrators will appoint a third impartial arbitrator. If more than one arbitrator is appointed, the decision of a majority of such arbitrators will





                                      13.

be binding. Subject to Section 14(c), each party will be responsible for the expenses and fees of the arbitrator appointed by it and one-half of the fees and expenses of the third arbitrator, if there is only one arbitrator appointed, the Company and the Executive will each be responsible for one-half of the fees and expenses of such arbitrator, and each party will bear its own attorney's and expert's fees. If either party fails to timely appoint an arbitrator, the decision of the arbitrator who is timely appointed will be binding.

         (e) Authority of Arbitrators. The arbitrator(s) will have the sole authority to resolve issues regarding whether Disputes are subject to arbitration, including the applicability of any statute of limitations. The choice of law provisions of Section 15(g) shall be applicable to any arbitration under this Agreement. The statute of limitations applicable to any Dispute shall be tolled upon the initiation of arbitration under this Agreement and shall remain tolled until the arbitration process is completed.

         (f) Confidentiality of Arbitration. In order to maintain the confidentiality of the dispute intended to be resolved by arbitration as provided in this Agreement as well as the information adduced and contentions asserted in any such arbitration, the parties agree to maintain in strict confidence and agree to neither make nor suffer any public disclosure of the fact of, contentions or evidence, discovered, developed or introduced in and the result of any such arbitration; provided, however, the foregoing to the contrary notwithstanding, the Company may make public disclosures regarding the existence of the arbitration, the nature of the dispute and the results thereof as may be necessary or appropriate to satisfy the Company's disclosure obligations under applicable securities laws.


15.      MISCELLANEOUS

         (a) Waiver of Breach. The waiver by either party to this Agreement of a breach of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such other party.

         (b) Compliance With Other Agreements. The Executive represents and warrants that the execution of this Agreement by him and the Executive's performance of the Executive's obligations hereunder will not conflict with, result in the breach of any provision of or the termination of or constitute a default under any agreement to which the Executive is a party or by which the Executive is or may be bound.

         (c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is a personal employment contract and the rights, obligations and interests of the Executive hereunder may not be sold, assigned, transferred, pledged or hypothecated.

         (d) Entire Agreement. This Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought.





                                      14.

         (e) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         (f) No Duty to Mitigate. The Executive shall be under no duty to mitigate any loss of income as result of the termination of his employment hereunder and any payments due the Executive upon termination of employment shall not be reduced in respect of any other employment compensation received by the Executive following such termination.

         (g) Florida Law. This Agreement shall be construed pursuant to and governed by the substantive laws of the State of Florida (except that any provision of Florida law shall not apply if the application of such provision would result in the application of the law of a state or jurisdiction other than Florida).

         (h) Venue; Process. To the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of Section 14, the parties to this Agreement agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Circuit Court of the Thirteenth Judicial Circuit of the State of Florida in and for Hillsborough County (the "Circuit Court") or in the United States District Court for the Middle District of Florida, Tampa Division. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens.

         (i) Severability. Any provision of this Agreement which is determined pursuant to arbitration under Section 14 of this Agreement (or to the extent it is necessary to resolve any disputes arising under this Agreement, and the agreements and instruments and documents contemplated hereby in a court and resolution by a court is consistent with the provisions of
Section 14, by a court of competent jurisdiction) to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non- authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

         (j) Deduction for Tax Purposes. The Company's obligations to make payments under this Agreement are independent of whether any or all of such payments are deductible expenses of the Company for federal income tax purposes.





                                      15.

         (k) Enforcement. If, within 10 days after demand to comply with the obligations of one of the parties to this Agreement served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the party demanding compliance engages the services of an attorney to enforce rights under this Agreement, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses of enforcement (including reasonable attorneys' fees and reasonable expenses during investigation, before and at trial and in appellate proceedings). In addition, each of the parties agrees to indemnify the other in respect of any and all claims, losses, costs, liabilities and expenses, including reasonable fees and reasonable disbursements of counsel (during investigation prior to initiation of litigation and at trial and in appellate proceedings if litigation ensues), directly or indirectly resulting from or arising out of a breach by the other party of their respective obligations hereunder. The parties' costs of enforcing this Agreement shall include prejudgment interest. Additionally, if any party incurs any out-of- pocket expenses in connection with the enforcement of this Agreement, all such amounts shall accrue interest at 10% per annum (or such lower rate as may be required to avoid any limit imposed by applicable law) commencing 30 days after any such expenses are incurred.

         (l) Executive's Expenses. The Company shall pay the reasonable out of pocket legal expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

         (m) Notices. All notices which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one working day after it is sent, if sent by recognized expedited delivery service; and three days after it is sent, if mailed, first class mail, certified mail, return receipt requested, with postage prepaid. In each case notice shall be sent to:

         To the Company:               LAMALIE ASSOCIATES, INC.
                                       Suite 220E
                                       3903 Northdale Boulevard
                                       Tampa, FL  33624
                                       Attn: Chief Financial Officer
                                       Fax: (813) 962-2138

         To the Executive at the Executive's address herein first above written, or to such other address as either party may specify by written notice to the other.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


ATTEST:                                          LAMALIE ASSOCIATES, INC.

(Corporate Seal)





                                      16.

________________________________         By:____________________________________
Secretary                                   Jack P. Wissman,
                                            Executive Vice President


                                         EXECUTIVE
Witnesses:

________________________________         ______________________________________
As to Executive                          ROBERT L. PEARSON


                                   EXHIBIT A
                                       TO
                  EMPLOYMENT AGREEMENT WITH ROBERT L. PEARSON
                             DATED OCTOBER 8, 1997





                           TARGET=80% OF BASE SALARY
                          MAXIMUM=160% OF BASE SALARY

                    [BONUS PLAN INFORMATION TO BE SUPPLIED]

         Objective criteria to account for approximately 50% and subjective criteria to account for approximately 50%, all criteria to be established by the Committee. As discussed between Messrs. Pearson and Pope, both objective and subjective criteria will be drawn from the Company's strategic plan adopted in the spring. The Committee will retain discretion to determine the extent to which bonus criteria have been achieved, such determination to be made within 60 days after the end of each fiscal year.





                                      17.

                                   EXHIBIT B
                                       TO
                  EMPLOYMENT AGREEMENT WITH ROBERT L. PEARSON
                             DATED OCTOBER 8, 1997


STOCK OPTIONS

                      [TO BE REPLACED BY AWARD AGREEMENT]

The initial per share exercise price for the Options shall be $19 1/8, the closing price for the Company's common stock on July 29, 1997, the date of grant.

The Options shall vest 100% on the sixth anniversary of their grant and shall not vest at all prior to that time, provided that such 100% vesting shall be accelerated if the closing price for the Company's Common Stock in the Nasdaq Stock Market shall exceed $25 per share for a period of 60 or more consecutive trading days.

The term of the Options shall be for a period of 10 years.

The Options shall be subject to the antidilution provisions included in the Omnibus Plan.

The Executive may exercise the Options in a cashless manner, including by delivering an appropriate number of unexercised Options equal to the exercise price for the Options being exercised.

PHANTOM STOCK AWARDS

Phantom Stock Units will be evidenced by a Phantom Stock Award agreement which will include specific terms and conditions.





                                      18.

                                   EXHIBIT C
                                       TO
                  EMPLOYMENT AGREEMENT WITH ROBERT L. PEARSON
                             DATED OCTOBER 8, 1997

                                    RELEASE

         WHEREAS, _______________________________ (the "Executive") is an
employee of Lamalie Associates, Inc., (the "Company") and is a party to the Employment Agreement dated __________________ (the "Agreement");

         WHEREAS, the Executive's employment has been terminated in accordance with Section 8___ of the Agreement; and

         WHEREAS, the Executive is required to sign this Release in order to receive the payment of any compensation under Section 8 of the Agreement following termination of employment.

         NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

         1. This Release is effective on the date hereof and will continue in effect as provided herein.


         2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payment and benefits to which the Executive would be entitled to but for the Agreement, the Executive, for the Executive and the Executive's dependents, successors, assigns, heirs, executors and administrators (and the Executive and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges the Company, its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively the "Released Party") from any and all arbitrations, claims, including claims for attorney's fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever ("claims"), against the Released Party, including but not limited to:


                 (a) any and all claims arising out of or relating to Executive's employment by or service with the Company and the Executive's termination from the Company.

                 (b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act; and





                                      19.

                 (c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

         3. The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of the Executive rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made that the Company other than as appear in the Agreement.


         4.      The Executive further agrees and acknowledges that:


                 (a) The Release provided for herein releases claims to and including the date of this Release;

                 (b) The Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive's choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be found.

                 (c) The Executive has been given a period of 21 days to review and consider the terms of this Release, prior to its execution and that the Executive may use as much of the 21 day period as the Executive desires; and

                 (d) The Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Financial Officer at the Company. For such revocation to be effective, written notice must be actually received by the Chief Financial Officer at the Company no later than the close of business on the 7th day after the Executive executes this Release. If the Executive does exercise the Executive's right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to the Executive as set forth in Sections 8 of the Agreement.

         5. The Executive agrees that the Executive will never file a lawsuit or other complaint asserting any claim that is released in this Release.


         6. The Executive waives and releases any claim that the Executive has or may have to reemployment after ______________________________.

         IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.


Dated:_________________________________  _____________________________ Executive





                                      20.